Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ANNOUNCES 2015 SECOND QUARTER FINANCIAL RESULTS

Reconciliation of non-GAAP financial measures, including FFO, Core FFO, Property NOI, EBITDA and Adjusted EBITDA
are included in the accompanying financial tables.

Virginia Beach, VA –August 10, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) today reported operating and financial results for its second quarter ended June 30, 2015 and the six month period ended June 30, 2015.

2015 Second Quarter Highlights (all comparisons to the same prior year period unless otherwise noted)

•	Total revenue increased 84.5% or $3.1 million.

•	Property Net Operating Income (“NOI”) increased by 67.7%, or $1.8 million.

•	Average rental rate increase on renewals signed during the quarter was 4.05%.

•	Occupancy rate improved to 95.6% at June 30, 2015, compared with 94.7% at June 30, 2014.

•	During the quarter, the Company completed the acquisition of an additional 377,929 square feet of gross leasable area and 1 acre of undeveloped land.

•
Announced the conversion of Wheeler's Series C Mandatorily Convertible Cumulative Perpetual Preferred Stock, no par value per share ("Series C Preferred Stock"), into 46,500,000 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock").

•
Secured a $45 million credit facility, which will initially provide the ability to borrow up to $45 million, with KeyBank National Association providing the full commitment. The facility includes a provision that under certain conditions allows for expansion of the facility to a maximum of $100 million through syndication with other lenders.

•
Initiated an exchange offer (the “Exchange Offer”) allowing holders of the Series A Preferred Stock, no par value per share (the “Series A Preferred Stock”) and the Series B Convertible Preferred Stock, no par value per share (the “Series B Preferred Stock”) to tender their shares in exchange for the Company’s Common Stock. Subsequent to the second quarter 2015, 1,247 shares of Series A Preferred Stock, and 865,481 shares of the Series B Preferred Stock were exchanged for Common Stock. Approximately 69% of the Series A Preferred Stock and 54% of the Series B Preferred Stock were tendered, resulting in the issuance of 11.4 million new shares of the Company's Common Stock.

•
For the three month period, the Company declared monthly cash dividends of approximately $0.0175 per share. On an annualized basis, this amounted to a dividend of $0.21 per common share and common unit ("Operating Partnership Unit" or "OP Unit"), or a 10.3% dividend yield based on the June 30, 2015 closing price of $2.03 per share.

2015 Year-to-Date Highlights (all comparisons to the same prior year period unless otherwise noted)

•	Total revenue increased by 70.7% or $5.2 million for the six month period ended June 30, 2015.

•	NOI increased by 53.1% to approximately $8.4 million for the six month period ended June 30, 2015.

•
As of June 30, 2015, Wheeler’s property portfolio included 34 properties with a gross leasable area of 2,404,334 square feet and seven undeveloped properties totaling approximately 66 acres of land. As of June 30, 2014, the Company owned 22 properties with a gross leasable area of 1,284,022 square feet and owned no undeveloped properties.

Jon S. Wheeler, Chairman and Chief Executive Officer, commented, “We had a successful first half of 2015, as the Company continues to grow its property portfolio of predominately grocery-anchored or shadow-anchored shopping centers in secondary and tertiary markets. We were very pleased with the results of the conversion of the Series C Preferred Stock and the results for the exchange offer of the Series A and Series B Preferred Stock. The conversion of the preferred was a part of our strategy to simplify our balance sheet, as laid out in the offering completed during the first quarter. We have efficiently deployed capital from the proceeds and closed on the acquisition of three retail properties during the quarter ended June 30, 2015.

Mr. Wheeler continued, “Our leasing efforts remain steadfast, as we continue to report above average occupancy and lease renewals increasing 4.05% for the second quarter 2015 over the prior year, marking the tenth straight quarter of positive renewals for our asset portfolio. This growth is a clear indication that we will continue to capitalize on the expertise of our team. We remain committed to optimizing the space at our centers while maintaining high occupancy levels with strong anchor tenants that drive traffic to the area. We have solid relationships and work to ensure desirable positions that will improve sales for our tenants therefore driving rents for the Company. In the months ahead, management will continue to implement its strategic plan of achieving proper scale, combined with strong asset management and operating performance, and acquiring ‘necessity based’ retail properties at highly desirable cap rates to produce solid returns with predictable and sustainable growth. We expect the positive momentum to continue in the third and fourth quarters, as we execute on our business plan.”

2015 Second Quarter Financial Review

•	For the second quarter of 2015, total revenue increased by approximately 84.5% to $6.7 million, compared with total revenue of $3.6 million for the same prior year period.

•
Net loss attributable to Wheeler REIT common shareholders for the three months ended June 30, 2015 was $72.7 million, or $4.13 per basic and diluted share, compared to a net loss of $2.2 million or $0.31 per basic and diluted share, during the same 2014 period. The increase in net loss for the second quarter 2015 was primarily due to the $59.5 million non-cash deemed dividend on the conversion of the Series C Preferred Stock. Additionally, general and administrative expenses increased as a result of internalizing management in October 2014 and $1.7 million in non-recurring expenses related to acquisitions, capital activities, regulatory compliance and other activities during the quarter. Increases in depreciation and amortization and preferred stock dividend payments from the offerings completed in April 2014, September 2014 and March 2015 also impacted the Company during the period.

•
Wheeler reported Funds From Operations (“FFO”) available to common shareholders and holders of OP Units for the three months ended June 30, 2015 of $(1.2) million, or $(0.18) per share of Common Stock and OP Unit, compared to $(169,497), or $(0.06) per share of Common Stock and OP Unit for the prior year period.

•
Total Core FFO for the three months ended June 30, 2015 was $(1.5) million, or $(0.07) per share of Common Stock and OP Unit, compared to $78,142, or $0.01 per common share and OP Unit for the same period of the prior year.

•	NOI increased by 67.7% to $4.6 million for the three months ended June 30, 2015, as compared to NOI of $2.7 million for the prior year period.

•
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) was $2.9 million for the three months ended June 30, 2015, as compared to $1.7 million of Adjusted EBITDA for the three months ended June 30, 2014.

2015 Year-to-Date Financial Review

•	For the six months ended June 30, 2015, total revenue increased by approximately 70.7% to $12.5 million, compared with total revenue of $7.3 million for the same prior year period.

•
Net loss attributable to Wheeler REIT common shareholders for the six months ended June 30, 2015 was $79.0 million, or $6.20 per basic and diluted share, compared to a net loss of $3.4 million or $0.47 per basic and diluted share, during the same 2014 period. The increase in net loss for the six months ended June 30, 2015 was primarily due to the $59.5 million non-cash deemed dividend on the conversion of the Series C Preferred Stock. Earnings during the six month period were also impacted by internalizing management and $2.6 million in non-recurring expenses related to acquisitions, capital activities, regulatory compliance and other activities during the quarter, as well as depreciation and amortization and preferred stock dividend payments.

•
Wheeler reported Funds From Operations (“FFO”) available to common shareholders and holders of OP Units for the six months ended June 30, 2015 of $(2.2) million, or $(0.37) per share of Common Stock and OP Unit, compared to $370,217, or $0.00 per share of Common Stock and OP Unit for the prior year period.

•
Total Core FFO for the six months ended June 30, 2015 was $(2.4) million, or $(0.15) per share of common stock and OP Unit, compared to $608,831, or $0.07 per common share and OP Unit for the same period of the prior year.

•	NOI increased by 53.1% to $8.4 million for the six months ended June 30, 2015, as compared to NOI of $5.5 million for the prior year period.

•	Adjusted EBITDA was $5.3 million for the six months ended June 30, 2015, as compared to $3.6 million of Adjusted EBITDA for the six months ended June 30, 2014.

Acquisition Activity

•
On January 9, 2015, the Company acquired 0.47 acres of undeveloped land in Virginia Beach, Virginia. The land will be used for a future development project and was acquired for approximately $1.6 million, of which $150,000 was paid for in cash with the remaining balance to be paid in OP Units on the earlier of the one year anniversary of the acquisition or completion of any development projects on the property.

•
On January 14, 2015, the Company closed on the acquisition of Pierpont Centre, a 122,259 square foot shopping center located in Morgantown, West Virginia ("Pierpont") for a contract price of $13.9 million. Pierpont is 100% leased and was acquired using a combination of cash and bank debt. Major tenants include GNC, Hallmark, Michael’s, Ruby Tuesday and Outback Steakhouse.

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On March 27, 2015, the Company acquired Brook Run Properties, a 2.0 acre parcel of undeveloped land located adjacent to Brook Run Shopping Center in Richmond, Virginia. The Company purchased the property for $300,000, which Wheeler acquired for potential development activities and to compliment the adjacent shopping center owned by the Company.

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On April 1, 2015, the Company completed its acquisition of Alex City Marketplace, a 147,791 square foot shopping center located in Alexander City, Alabama ("Alex City") for a contract price of $10.3 million, paid through a combination of cash and debt. Alex City is 86% leased as of the date of this filing and its major tenants include Winn Dixie and Goody's.

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On April 15, 2015, the Company completed its acquisition of Butler Square, a 82,400 square foot shopping center located in Mauldin, South Carolina ("Butler Square") for a contract price of $9.4 million, paid through a combination of cash and debt. Butler Square is 100% leased as of the date of this filing and its major tenants include Bi-Lo and Dollar Tree.

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On June 2, 2015, the Company completed its acquisition of Brook Run Shopping Center, a 147,738 square foot shopping center located in Richmond, Virginia ("Brook Run") for a contract price of $18.5 million. Brook Run is 92% leased as of the date of this filing and its major tenants include Martin's Food Store and CVS. The Company acquired Brook Run from a related party through a combination of cash, the issuance of 574,743 OP Units and debt.

Leasing Review

•
For the three months ended June 30, 2015, the Company executed sixteen renewals totaling 67,138 square feet at a weighted-average increase of $0.32 per square foot, representing an increase of 4.05% over prior rates.

•
For the six months ended June 30, 2015, the Company executed twenty-six renewals totaling 155,963 square feet at a weighted-average increase of $0.66 per square foot, representing an increase of 7.24% over prior rates.

•	For the three months ended June 30, 2015, Wheeler signed six new leases totaling approximately 9,462 square feet with a weighted-average rate of $13.01 per square foot.

•
Approximately 11.31% of Wheeler’s gross leasable area is subject to leases that expire during the twelve months ending June 30, 2016. Based on recent market trends, the Company believes that tenants will renew these leases at amounts and terms comparable to existing lease agreements.

•
For the three months ended June 30, 2015, the Company entered into contracts to lease three third party owned shopping centers: Roosevelt Gardens, Norfolk, VA - 109,185 gross leasable area ("GLA"); Prosperity Plaza, Prosperity, SC - 37,600 GLA; and River Oaks Landing, Tarboro, NC - 32,800 GLA.

Balance Sheet Summary

•
The Company’s cash and cash equivalents increased to $49.2 million at June 30, 2015, compared to $10.0 million at December 31, 2014, primarily as a result of the completion of the Series C Preferred Stock private placement transaction.

•	Wheeler’s net investment properties as of June 30, 2015 were valued at $192.9 million, as compared to $152.3 million as of December 31, 2014.

•
The Company’s total fixed-rate debt was $163.8 million at June 30, 2015, compared to $141.5 million at December 31, 2014. Wheeler’s weighted-average interest rate and term of the its fixed-rate debt was 4.86% and 6.62 years, respectively, at June 30, 2015, compared to 5.14% and 6.04 years, respectively, at December 31, 2014.

Dividend Distribution

•	For the three months ended June 30, 2015, the Company declared approximately $1.4 million in dividend payments for common shareholders and unitholders.

•	For the three months ended June 30, 2015, the Company declared approximately $8.3 million in dividends to the Series A, Series B and Series C preferred shareholders.

•	For the six months ended June 30, 2015, the Company declared approximately $2.4 million in dividend payments for common shareholders and unitholders.

•	For the six months ended June 30, 2015, the Company declared approximately $10.8 million in dividends to the Series A, Series B and Series C preferred shareholders.

Subsequent Activity

•
On July 1, 2015, the Company completed its acquisition of Beaver Ruin Village, a 74,038 square foot shopping center located in Lilburn, Georgia ("Beaver Ruin Village") for a contract price of $12.4 million, paid through a combination of cash and debt. Beaver Ruin Village is 91% leased as of the date of this filing and its major tenants include Chase Bank, Firehouse Subs and State Farm Insurance.

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On July 1, 2015, the Company completed its acquisition of Beaver Ruin Village II, a 34,925 square foot shopping center located in Lilburn, Georgia ("Beaver Ruin Village II") for a contract price of $4.4 million, paid through a combination of cash and debt. Beaver Ruin Village II is 100% leased as of the date of this filing and its major tenants include AutoZone and Metro PCS.

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On July 1, 2015, the Company completed its acquisition of Columbia Fire Station, consisting of two vacant buildings on a 1.00 acre land parcel located in Columbia, South Carolina ("Columbia Fire Station") for a contract price of $2.4 million, paid through a combination of cash and debt. The Company plans to redevelop this property for retail use.

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On July 10, 2015, the Company completed its acquisition of Chesapeake Square, a 99,848 square foot shopping center located in Onley, Virginia ("Chesapeake Square") for a contract price of $6.3 million. Chesapeake Square is 76% leased and is anchored by a Food Lion grocery store. The Company acquired Chesapeake Square from a related party through a combination of cash and the issuance of 125,966 common units in the Operating Partnership.

•
On July 21, 2015, the Company completed its acquisition of Sunshine Plaza, a 111,189 square foot shopping center located in Lehigh Acres, Florida ("Sunshine Plaza") for a contract price of $10.4 million. Sunshine Plaza is 96% leased and is anchored by a Winn-Dixie grocery store. The Company acquired Sunshine Plaza through a combination of cash and debt.

Supplemental Information
Further details regarding Wheeler Real Estate Investment Trust, Inc.’s operations and financials for the period ended June 30, 2015, including a supplemental presentation, are available through the Company’s website by visiting www.whlr.us.

About Wheeler Real Estate Investment Trust, Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive, risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers. For additional information about the Company, please visit: www.whlr.us.

Financial Information
A copy of Wheeler’s Quarterly Report on Form 10-Q, which includes the Company’s consolidated financial statements and management’s discussion & analysis of financial condition and results of operations, will be available upon filing via the U.S. Securities and Exchange Commission website (www.sec.gov) or through Wheeler’s website at www.whlr.us.

FFO, Core FFO, Pro Forma Core FFO, Property NOI, EBITDA and Adjusted EBITDA are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. Wheeler considers FFO, Core FFO, Pro Forma Core FFO, Property NOI, EBITDA and Adjusted EBITDA to be important supplemental measures of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, the Company believes that it provides a performance measure that, when compared year-over-year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from the closest GAAP measurement, net income.

Management believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the operating performance of the Company’s real estate assets. These items include, but are not limited to, non-recurring expenses, legal settlements, legal and professional fees, and acquisition costs. Management uses Core FFO, which is a non-GAAP financial measure, to exclude such items. Management believes that reporting Core FFO and Pro Forma Core FFO in addition to FFO is a useful supplemental measure for the investment community to use when evaluating the operating performance of the Company on a comparative basis. Management also believes that Property NOI, EBITDA and Adjusted EBITDA represent important supplemental measures for securities analysts, investors and other interested parties, as they are often used in calculating net asset value, leverage and other financial metrics used by these parties in the evaluation of REITs.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including (i) the future generation of financial returns from the acquisition of ‘necessity based’ retail focused properties; (ii) the Company’s ability to complete future acquisitions of properties; (iii) the Company's expectation to have higher occupancy rates; (iv) the future generation of financial growth from the Company's anticipated execution of its business plan; (v) the anticipated renewals of the Company’s existing leases at amounts and terms comparable to existing leases; (vi) the anticipated implementation of the Company’s acquisition strategy; (vii) payment of future dividends on the Company’s preferred stock and common stock; and (viii) the anticipated development of the 0.47 acres of undeveloped land in Virginia Beach, Virginia and 2.0 acre parcel adjacent to the Brook Run Shopping Center in Richmond, Virginia; and (ix) potential increase in the Company's revenues due to improved sales from its tenants. These forward-looking statements are not historical facts but are the intent, belief or current expectations of management based on its knowledge and understanding of our business and industry. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or the negative of such terms and variations of these words and similar expressions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements, which reflect management’s view only as of the date of this press release. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this press release include:

•	the imposition of federal taxes if the Company fails to qualify as a REIT in any taxable year or opts to forego an opportunity to ensure REIT status;

•	uncertainties related to the national economy, the real estate industry in general and in our specific markets;

•	legislative or regulatory changes, including changes to laws governing REITs;

•	adverse economic or real estate developments in Virginia, Florida, Alabama, Georgia, South Carolina, North Carolina, New Jersey, Tennessee, Kentucky, West Virginia or Oklahoma;

•	increases in interest rates and operating costs;

•	inability to obtain necessary outside financing;

•	litigation risks;

•	lease-up risks;

•	inability to obtain new tenants upon the expiration of existing leases;

•	inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws; and

•	the need to fund tenant improvements or other capital expenditures out of operating cash flow.

Wheeler Real Estate Investment Trust, Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088 / robin@whlr.us	(212) 836-9615 / tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Marketing	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
REVENUE:
Rental revenues	$4,910,403	$2,999,290	$9,291,008	$5,948,100
Asset management fees	121,184	—	333,482	—
Commissions	111,717	—	220,610	—
Tenant reimbursement and other income	1,560,057	634,404	2,610,402	1,349,746

Total Revenue	6,703,361	3,633,694	12,455,502	7,297,846

OPERATING EXPENSES:
Property operations	1,901,313	909,037	3,533,492	1,832,219
Non-REIT management and leasing services	231,777	—	601,552	—
Depreciation and amortization	4,074,749	1,735,944	7,311,233	3,521,546
Provision for credit losses	54,538	(28,032)	101,736	(28,032)
Corporate general & administrative	3,518,630	1,385,549	5,829,860	2,217,867

Total Operating Expenses	9,781,007	4,002,498	17,377,873	7,543,600

Operating Loss	(3,077,646)	(368,804)	(4,922,371)	(245,754)

Interest expense	(2,217,592)	(1,536,637)	(4,596,056)	(2,905,575)

Net Loss	(5,295,238)	(1,905,441)	(9,518,427)	(3,151,329)

Less: Net loss attributable to noncontrolling interests	(440,216)	(81,451)	(902,592)	(168,703)

Net Loss Attributable to Wheeler REIT	(4,855,022)	(1,823,990)	(8,615,835)	(2,982,626)

Preferred stock dividends	(8,334,102)	(423,555)	(10,836,325)	(464,258)

Deemed dividend related to beneficial conversion feature of preferred stock	(59,520,000)	—	(59,520,000)	—

Net Loss Attributable to Wheeler REIT Common Shareholders	$(72,709,124)	$(2,247,545)	$(78,972,160)	$(3,446,884)

Loss per share:
Basic and Diluted	$(4.13)	$(0.31)	$(6.20)	$(0.47)

Weighted-average number of shares:
Basic and Diluted	17,594,873	7,329,788	12,727,710	7,258,068

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet

	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS:
Investment properties, net	$192,945,133	$152,250,986
Cash and cash equivalents	49,165,844	9,969,748
Rents and other tenant receivables, net	2,193,602	1,985,466
Goodwill	5,485,823	7,004,072
Above market lease intangibles, net	5,681,901	4,488,900
Deferred costs and other assets, net	45,688,802	29,272,096

Total Assets	$301,161,105	$204,971,268

LIABILITIES:
Loans payable	$163,826,466	$141,450,143
Below market lease intangible, net	5,016,648	5,267,073
Accounts payable, accrued expenses and other liabilities	8,227,725	5,130,625
Total Liabilities	177,070,839	151,847,841

Commitments and contingencies	—	—

EQUITY:
Series A preferred stock (no par value, 4,500 shares authorized, 1,809 shares issued and outstanding, respectively)	1,458,050	1,458,050
Series B preferred stock (no par value, 3,000,000 shares authorized, 1,595,900 and 1,648,900 shares issued and outstanding, respectively)	36,806,496	37,620,254
Common stock ($0.01 par value, 150,000,000 shares authorized, 54,419,013 and 7,512,979 shares issued and outstanding, respectively	544,190	75,129
Additional paid-in capital	183,834,995	31,077,060
Accumulated deficit	(108,544,140)	(27,660,234)
Total Shareholders' Equity	114,099,591	42,570,259

Noncontrolling interests	9,990,675	10,553,168

Total Equity	124,090,266	53,123,427

Total Liabilities and Equity	$301,161,105	$204,971,268

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries
Reconciliation of Funds From Operations (FFO)
(unaudited)

	Three Months Ended June 30,
	Same Stores		New Stores		Total		Period Over Period Changes
	2015	2014	2015	2014	2015	2014	$	%
Net income (loss)	$(3,190,090)	$(1,905,441)	$(2,105,148)	$—	$(5,295,238)	$(1,905,441)	$(3,389,797)	177.90%
Depreciation of real estate assets	1,675,071	1,735,944	2,399,678	—	4,074,749	1,735,944	2,338,805	134.73%

Total FFO	$(1,515,019)	$(169,497)	$294,530	$—	$(1,220,489)	$(169,497)	$(1,050,992)	620.07%

	Six Months Ended June 30,
	Same Stores		New Stores		Total		Period Over Period Changes
	2015	2014	2015	2014	2015	2014	$	%
Net income (loss)	$(5,860,605)	$(3,151,329)	$(3,657,822)	$—	$(9,518,427)	$(3,151,329)	$(6,367,098)	202.04%
Depreciation of real estate assets	3,323,853	3,521,546	3,987,380	—	7,311,233	3,521,546	3,789,687	107.61%

Total FFO	$(2,536,752)	$370,217	$329,558	$—	$(2,207,194)	$370,217	$(2,577,411)	(696.19)%

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries Reconciliation of Core Funds From Operations (Core FFO) (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Total FFO	$(1,220,489)	$(169,497)	$(2,207,194)	$370,217
Preferred stock dividends	(8,334,102)	(423,555)	(10,836,325)	(464,258)
Preferred stock accretion adjustments	5,768,361	67,137	6,979,563	67,137
Total FFO available to common shareholders and common unitholders	(3,786,230)	(525,915)	(6,063,956)	(26,904)
Acquisition costs	740,223	343,000	1,433,739	400,000
Capital raise costs	553,132	—	621,650	—
Other non-recurring expenses (1)	327,480	—	416,980	—
Share-based compensation	256,300	145,000	301,300	145,000
Straight-line rent	(34,824)	(49,260)	(93,435)	(138,109)
Loan cost amortization	259,050	187,769	745,248	274,600
Above (below) market lease amortization	213,746	(22,452)	409,475	(45,756)
Perimeter legal accrual	124,300	—	124,300	—
Tenant improvement reserves	(63,400)	—	(122,900)	—
Recurring capital expenditures	(76,100)	—	(147,500)	—
Total Core FFO	$(1,486,323)	$78,142	$(2,375,099)	$608,831

Weighted Average Common Shares	17,594,873	7,329,788	12,727,710	7,258,068
Weighted Average Common Units	3,695,990	2,008,338	3,618,712	1,935,741
Total Common Shares and Units	21,290,863	9,338,126	16,346,422	9,193,809
FFO per Common Share and Common Units	$(0.18)	$(0.06)	$(0.37)	$—
Core FFO per Common Share and Common Units	$(0.07)	$0.01	$(0.15)	$0.07
Pro Forma Core FFO per Common Share and Common Units (2)	$0.02		$0.04

(1)    Other non-recurring expenses are detailed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our June 2015 Quarterly Report on Form 10-Q.
(2)    Pro forma Core FFO assumes the following transactions had occurred on January 1, 2015: (i) the Pierpont Center, Alex City Marketplace, Butler Square, Brook Run Shopping Center, Beaver Ruin Village, Beaver Ruin Village II, Chesapeake Square acquisitions; the Series C Preferred Stock capital raise and subsequent conversion; and the Series A Preferred Stock and Series B Convertible Preferred Stock exchange offer that closed on July 23, 2015. Additionally, we excluded all non-recurring expenses detailed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our June 2015 Quarterly Report on Form 10-Q, the Lumber River loan which was paid off on May 1, 2015 and any additional common stock and common units issued during the six months ended June 30, 2015 were outstanding for the entire period. The Pro forma Core FFO is being presented solely for purposes of illustrating the potential impact of these transactions as if they occurred on January 1, 2015, based on information currently available to management, and is not necessarily indicative of what actual results would have been had the transactions referred to above occurred on January 1, 2015.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries
Reconciliation of Property Net Operating Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Property revenues	$6,470,460	$3,633,694	$11,901,410	$7,297,846
Property expenses	1,901,313	909,037	3,533,492	1,832,219

Property Net Operating Income	4,569,147	2,724,657	8,367,918	5,465,627

Asset Management and Commission Revenues	232,901	—	554,092	—

Non-REIT management and leasing services	231,777	—	601,552	—
Depreciation and amortization	4,074,749	1,735,944	7,311,233	3,521,546
Provision for credit losses	54,538	(28,032)	101,736	(28,032)
Corporate general & administrative	3,518,630	1,385,549	5,829,860	2,217,867

Total Other Operating Expenses	7,879,694	3,093,461	13,844,381	5,711,381

Interest expense	2,217,592	1,536,637	4,596,056	2,905,575

Net Loss	$(5,295,238)	$(1,905,441)	$(9,518,427)	$(3,151,329)

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries
Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization - EBITDA
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Net Loss	$(5,295,238)	$(1,905,441)	$(9,518,427)	$(3,151,329)
Add back: Depreciation and amortization (1)	4,288,495	1,713,492	7,720,708	3,475,790
Interest Expense (2)	2,217,592	1,536,637	4,596,056	2,905,575
EBITDA	1,210,849	1,344,688	2,798,337	3,230,036
Adjustments for items affecting comparability:
Acquisition costs	740,223	343,000	1,433,739	400,000
Capital activities costs	553,132	—	621,650	—
Other non-recurring expenses (3)	370,480	—	416,980	—
	$2,874,684	$1,687,688	$5,270,706	$3,630,036

(1) Includes above (below) market lease amortization.
(2) Includes loan cost amortization.
(3) Other non-recurring expenses are detailed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our June 2015 Quarterly Report on Form 10-Q.